Exhibit 99.1

                      Image Entertainment Refers to Recent
      Delaware Court Ruling and Reiterates Engagement of Financial Advisor

    CHATSWORTH, Calif.--(BUSINESS WIRE)--June 12, 2006--Image Entertainment, Inc. (Nasdaq: DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today referred to the recent Delaware court ruling and noted its previous engagement of Lazard Freres & Co. LLC.
    On June 5, 2006, Delaware's Court of Chancery ruled that Image's Board of Directors will become classified at its next annual meeting. Under the Court's ruling, all six of Image's Board seats will be up for election at the upcoming annual stockholders' meeting scheduled for October 10, 2006.
    Image noted that in September 2005 the Board of Directors of the Company appointed a Special Committee made up of independent directors to explore all potential strategic opportunities in an effort to maximize Image stockholder value. Thereafter, Image, in April 2006, engaged Lazard as its sole financial advisor to assist in that effort.
    Special Committee Chairman Ira S. Epstein said, "We remain fully committed to maximizing value for all of our stockholders. Lazard has undertaken a thorough review of Image's business and is currently working with the Special Committee to evaluate strategic options, and to properly assess the best course for Image and all of our stockholders."
    The Company does not intend to provide ongoing disclosure with respect to the exploration of strategic alternatives or the progress of the Special Committee's process.

    About Image Entertainment:

    Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with over 3,000 exclusive DVD titles and approximately 200 exclusive CD titles in domestic release and approximately 300 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to more than 1,600 video programs and over 170 audio programs containing more than 2,500 tracks. The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada. The Company's subsidiary Image Entertainment (UK) maintains a content acquisition office in London, England. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.



    CONTACT: Image Entertainment, Inc.
             Dennis Hohn Cho, Esq., 818-534-9262
             dcho@image-entertainment.com